UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2015

GLOBAL INCOME TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54684	26-4386951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Ave.

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Sale of U.S. Properties

On August 10, 2015, Global Income Trust, Inc. (the “Company”), through various operating subsidiaries, entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Griffin Capital Corporation, Inc., a non-affiliated third party (the “Buyer”), for the sale of the three remaining properties in the Company’s real estate portfolio for an aggregate sale price of approximately $93.65 million in cash, less the loans that encumber the properties and will be assumed by Buyer at closing (the Sale). The net proceeds from the Sale will be approximately $38.46 million based on July 31, 2015 loan balances.

The real properties to be sold include: (i) certain real property located in Jacksonville, Florida, upon which is located a distribution facility known as “Imeson Park,” (ii) certain real property located in Fort Worth, Texas, upon which is located an office building known as “Heritage Commons III,” and (iii) certain real property located in Fort Worth, Texas, upon which is located an office building known as “Heritage Commons IV” (collectively, with Imeson Park and Heritage Commons III, the “U.S. Properties”).

The Sale Agreement contains customary representations, warranties, covenants and indemnities of the Company and the Buyer. Additionally, the closing of the Sale is subject to the satisfaction or waiver of customary closing conditions set forth in the Sale Agreement, including the accuracy of the other parties’ representations and warranties and compliance with covenants (subject in each case to materiality standards), approval of the transaction by the Company’s stockholders, and obtaining lender consents with respect to the sale of the U.S. Properties encumbered by loans to be assumed by the Buyer. There can be no assurance that the closing conditions will be satisfied, that the Sale will be consummated, or the timing thereof.

Pursuant to the terms of the Sale Agreement, the Company is also restricted from soliciting offers related to the sale of the U.S. Properties or a merger or sale of the Company. The Company may, however, respond to an unsolicited third party acquisition proposal that the Company’s board of directors reasonably determines in good faith constitutes (or would reasonably be expected to result in) a superior proposal and enter into discussions with that person regarding the acquisition proposal.

The Sale Agreement contains termination rights for both the Company and the Buyer; and the Company has agreed to pay to the Buyer a termination fee of $3 million if:

•	the Sale Agreement is terminated because (i) the Company receives a superior proposal, which is publicly announced before the date of the Company stockholder meeting at which the Sale will be voted on, and (ii) within 12 months of the termination of the Sale Agreement, the Company enters into a definitive agreement for, or consummates the sale of, the U.S. Properties, based on that superior proposal;

•	the Company enters into an alternative acquisition agreement with a third party that constitutes a superior proposal; or

•	the Company’s board of directors fails to recommend the Sale in the Company’s proxy statement to stockholders.

The U.S. Properties represent substantially all of the assets of the Company. Following the closing of the Sale and subject to the approval of the Company’s stockholders, the Company intends to liquidate and dissolve in compliance with the applicable provisions of the Maryland General Corporation Law (“MGCL”).

The Company expects to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to notify stockholders of a special meeting, and to solicit proxies in favor of the transactions contemplated by the Sale Agreement and subsequent liquidation and dissolution of the Company.

The foregoing description of terms of the Sale Agreement is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

SunTrust Robinson Humphrey, Inc. served as financial advisor to the Special Committee of the Board of Directors of the Company, including in connection with the sale of the U.S. Properties.

Plan of Dissolution

In connection with the transactions contemplated by the Sale Agreement, the Company’s board of directors unanimously approved a plan of liquidation and dissolution (the “Plan of Dissolution”) pursuant to which the Company would be liquidated and dissolved, subject to consummation of the Sale Agreement and approval of the Plan of Dissolution, including the liquidation and dissolution of the Company pursuant thereto, by the Company’s stockholders.

Stockholders will receive, upon liquidation and dissolution, an aggregate amount currently estimated to be $7.01 per share of outstanding common stock of the Company. This is based on the cash proceeds that the Company expects to receive in connection with the Sale of the U.S. Properties, the proceeds of the liquidation of the Company’s remaining interests in the German Portfolio (as discussed in Item 8.01, below), the amount of cash on hand less closing costs, transaction costs, and other liabilities, plus a payment from CNL Financial Group, LLC, the Company’s sponsor (the “Sponsor”), or an affiliate of the Sponsor, representing a reimbursement of certain organization, offering and operating expenses. The total amount to stockholders upon liquidation and dissolution will be less than the Company’s most recently reported net asset valuation per share (“NAV”), as reported in the Company’s Current Report on Form 8-K filed on January 21, 2015. The NAV was established in accordance with the Investment Program Association’s Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITS (the “IPA Guidelines”), which the Company and other non-traded REITs use to determine their estimated NAV. The principal factors in the total estimated stockholder distribution being less than NAV are asset based adjustments resulting from the sale negotiations and due diligence process, such as declining tenant credit, closing and transaction costs and changes in foreign currency related to the sale of the German Portfolio. The IPA Guidelines do not take into account closing costs relating to liquidating transactions, as the calculation of NAV in accordance with the IPA Guidelines is a “point in time” assessment of the appraised value of an asset and is not necessarily intended to represent the price at which an asset would sell, which is determined by negotiation between a willing buyer and seller.

Pursuant to the Plan of Dissolution, and as required by the MGCL, the Company would commence a formal process whereby it would give notice of its dissolution and allow its creditors an opportunity to come forward to make claims for amounts owed to them. Once the Company has complied with the applicable statutory requirements and either repaid its creditors or reserved amounts for payment to its creditors, including amounts required to cover as-yet unknown or contingent liabilities, the Company would distribute any remaining cash, less any reserved amounts for the payment of its ongoing expenses, to its stockholders.

The Plan of Dissolution provides that that the proposed dissolution be submitted for consideration by the stockholders at a special meeting. Pursuant to the MGCL and the Company’s charter, the proposed dissolution must be approved by the affirmative vote of the holders of not less than a majority of the common stock then outstanding and entitled to vote thereon. The Plan of Dissolution further provides that the Company’s board of directors will liquidate its remaining assets in accordance with the MGCL. If the Sale and the Plan of Dissolution, including the liquidation and dissolution of the Company pursuant thereto, are approved by the stockholders, the Company intends to make liquidating distributions of its remaining cash not owed or held as security for creditors or held in reserve, if any, in cash, to the stockholders as soon as practicable after the vote.

Under the Plan of Dissolution, the Company’s board of directors may modify, amend or abandon the Plan of Dissolution, notwithstanding stockholder approval, to the extent permitted by the MGCL. However, the Company will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the MGCL or the federal securities laws without complying with the MGCL and the federal securities laws. The Company has no present plans or intentions to modify, amend or abandon the Plan of Dissolution.

Stockholder approval of the Plan of Dissolution, including the liquidation and dissolution of the Company pursuant thereto, is contingent upon the stockholders’ approval of the Sale of the U.S. Properties.

The foregoing description of terms of the Plan of Dissolution is qualified in its entirety by reference to the text of the plan, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The Company has posted to its website (IncomeTrust.com), and will mail to its stockholders, a letter notifying them that the board of directors of the Company approved and is recommending to the stockholders the transactions contemplated by the Sale Agreement and the Plan of Dissolution, and advising stockholders of related matters, including the decision to suspend the Company’s cash distributions. A copy of the stockholder letter is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference solely for the purposes of this Item 7.01 disclosure.

The Company also posted to its website, at IncomeTrust.com, and will mail to its stockholders, a Q&A pertaining to the proposed Sale and the Plan of Dissolution. A copy of the Q&A is filed herewith as Exhibit 99.3 and is incorporated herein solely for purposes of this Item 7.01 disclosure.

The Company sent a correspondence to financial advisors and broker dealers that sold shares of the Company’s common stock in the Company’s public offering, notifying them that the board of directors of the Company approved and is recommending to the Company’s stockholders the Sale of the U.S. Properties and the Plan of Dissolution, the suspension of the Company’s cash distributions, and related matters. A copy of the Company’s correspondence to financial advisors and broker dealers is filed herewith as Exhibit 99.4 and is incorporated herein by reference solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”), the information contained in this Item 7.01 disclosure, including Exhibits 99.2, 99.3, 99.4 and 99.5 and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall any of such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

By furnishing the information contained in this Item 7.01 disclosure, including Exhibit 99.3, the Company makes no admission as to the materiality of such information.

Item 8.01	Other Events.

Suspension of Cash Distributions

In light of the pending Sale and the Plan of Dissolution, the board of directors voted to suspend the Company’s cash distribution on its common stock effective as of August 4, 2015. Accordingly, the Company will not declare or issue any further distributions on the Company’s common stock after the effective date of the suspension. The accrued distributions up to and through the effective date of the suspension will be paid to stockholders on or about September 9, 2015.

Sale of Interests in the German Portfolio

As previously reported, the Company sold 94.9% of the equity interests in the entities that hold various assets located in the Republic of Germany (the “German Portfolio”) to a non-affiliated party on January 30, 2015 and retained an indirect 5.1% non-controlling equity interest in the German Portfolio. In order to monetize the Company’s remaining interests in the German Portfolio in connection with the transactions contemplated by the Sale Agreement and the Plan of Dissolution, the board of directors of the Company, including a majority of the independent directors, approved a sale of the following two interests to the Sponsor, or an affiliate of the Sponsor, for an aggregate sale price of $500,000: (i) all of the Company’s right, title and interest in GIT International Holding Sàrl, which owns the 5.1% non-controlling interest in the German Portfolio, and (ii) all of the right, title and interest of the Company’s operating partnership, as lender, with respect to certain intercompany, subordinated, unsecured promissory notes in the German Portfolio. The sale of the Company’s remaining interests in the German Portfolio to the Company’s Sponsor, or an affiliate of the Sponsor, is subject to stockholders’ approval of the Sale and the Plan of Dissolution.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Purchase and Sale Agreement, dated August 10, 2015, by and among GIT Imeson Park FL, LLC, IN-105 Heritage III, LLC, GIT Heritage IV TX, LLC, Global Income Trust, Inc., and Griffin Capital Corporation, Inc.

99.1	Plan of Liquidation and Dissolution of Global Income Trust, Inc.

99.2	Letter to the Company’s Stockholders dated August 11, 2015.

99.3	Stockholder Q&A dated August 11, 2015.

99.4	Communication with Financial Advisors and Broker Dealers dated August 11, 2015.

Additional Information about the Proposed Transactions and Where to Find It

The Company plans to file with the SEC a preliminary proxy statement for the proposed transactions. A definitive proxy statement will be mailed to the Company’s stockholders. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED SALE OF THE U.S. PROPERTIES, THE PLAN OF DISSOLUTION, AND RELATED MATTERS. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE TRANSACTIONS, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY MATERIALS CAREFULLY WHEN THEY ARE AVAILABLE. The proxy statement and other documents, when filed with the SEC by the Company, can be obtained free of charge through the website maintained by the SEC at .sec.gov, and at the Company’s website at IncomeTrust.com under the tab “Investor Relations” and then “SEC Filings.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transactions. Information regarding the special interests of these directors and executive officers in the proposed transactions will be included in the definitive proxy statement referred to above. Additional information regarding the Company’s directors and executive officers is also included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 13, 2015. The Annual Report is available free of charge at the SEC’s website at sec.gov and from the Company on its website at IncomeTrust.com. Other information about the participants in the proxy solicitation will be contained in the proxy statement.

Cautionary Note Regarding Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors.

Some factors that might cause such a difference include, but are not limited to, the following: the Company’s inability to identify a liquidity event or, even if identified, complete a transaction on favorable terms; risks associated with the Company’s investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks associated with the limited amount of proceeds raised in the Company’s offering of its shares, including the limited number of investments made; risks of doing business internationally, including currency risks;

the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with debt covenants; the Company’s inability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to property expansions and renovations; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of the Company’s accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; consequences of the Company’s net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding and/or potential litigation; risks associated with the Company’s tax structuring; failure to maintain the Company’s REIT qualification; and the Company’s inability to protect its intellectual property and the value of its brand.

Given these uncertainties, the Company cautions you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained from the Company’s website at www.incometrust.com. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2015		GLOBAL INCOME TRUST, INC. a Maryland Corporation

	By:	/s/ Scott C. Hall
Scott C. Hall Senior Vice President of Operations

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Purchase and Sale Agreement, dated August 10, 2015, by and among GIT Imeson Park FL, LLC, IN-105 Heritage III, LLC, GIT Heritage IV TX, LLC, Global Income Trust, Inc., and Griffin Capital Corporation, Inc.

99.1	Plan of Liquidation and Dissolution of Global Income Trust, Inc.

99.2	Letter to the Company’s Stockholders dated August 11, 2015.

99.3	Stockholder Q&A dated August 11, 2015.

99.4	Communication with Financial Advisors and Broker Dealers dated August 11, 2015.